Exhibit 10.2
ASSET EXCHANGE AGREEMENT

            This Agreement, with an “effective date” of June 30, 2009, by and between NEW MILLENNIUM CONSULTANTS, LLC (hereinafter referred to as “NMC”) and FREE FOR ALL, INC. (hereinafter referred to as “FFA”.)

BACKGROUND

            Prior to February 2008, NMC was a dormant LLC owned by Mr. Gerard Ferro. NMC is a company which offers discounted prescription cards, along with discounted dental, lab, imaging and related health benefits.  NMC earns its fees on a per transaction basis for the discount prescription cards, lab and imaging benefits. For the other related discounts on health benefits, revenue is generated from a monthly membership fee that entitles members to discounted services. NMC began “active business operations” on February 1, 2008 to market and distribute its discount prescription services and health benefits memberships.  As part of its operations, NMC applied for certain copyrights and trademarks to protect its business interests.  As of February of 2008, NMC was a very small “start up company” with limited assets and liabilities.

FFA was formed by a group of investors led by Mr. Gerard Ferro for the purpose of expanding operations and raising additional capital.  This asset exchange agreement is entered into so that FFA may achieve this goal by acquiring all of NMC’s assets, cash on hand and certain liabilities from NMC’s “ongoing business operations” in exchange for FFA stock.

The specific list of assets and liabilities acquired in the exchange is set forth in the attached Schedule “A”.  The manner of acquisition is designed to constitute a tax-free exchange under IRC § 351 between FFA and NMC as NMC and FFA are owned by the same group of investors.

            NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and intending to be legally bound, the parties agree as follows:

1.	ACQUISITION OF ASSETS

1.1.                NMC’s Assets. Subject to the audit by A.J. Robbins, P.C. (auditors for FFA and NMC) and upon the terms and conditions set forth in this Agreement, NMC agrees to exchange and assign to FFA all of the assets used in connection with NMC’s business (collectively the “Exchanged Assets”) including the specific assets listed on schedule “A” which includes all cash deposits in the name of NMC that shall now become the property of FFA.
1.1.1.           Intangible Assets.  All rights, title and interest in all trademarks, trademark applications, developed software, copyrights, goodwill, know how, client lists, accounts receivable, and other intangible business assets used by NMC in its operations listed in Schedule “A”.

2.	ASSUMPTION OF CERTAIN LIABILITIES

2.1.                  FFA shall Only Assume the Liabilities of NMC Listed on Schedule “A” but no other Liabilities. FFA does not and will not assume, undertake or accept any liabilities or obligations of NMC other than specified in this agreement. NMC represents it has fully disclosed all assets and liabilities to FFA.  NMC agrees to fully indemnify FFA from any omissions or misrepresentations regarding assets or liabilities.

3.	TERMS OF ASSET EXCHANGE

3.1.                   The Owners of NMC Shall Receive Stock In FFA Totaling 7.5 Million Shares of Common Stock in exchange for the assets listed in Schedule “A.”

4.	EXISTING LEASES

FFA shall not assume any existing leases other than the two Dell leases referenced in Schedule “A” hereto.

5.	COVENANTS AND AGREEMENTS OF NMC

NMC covenants and agrees, except as otherwise consented to in writing by FFA after the date of this Agreement:

5.1.                   Conduct of Business. After the date of this Agreement and continuing until effective date of June 30, 2009, NMC will conduct and operate the Business in the ordinary and usual course. NMC will neither take nor omit to take any action, the taking or omission of which would impair or adversely affect the ability of FFA to operate the Business after Closing.

5.2.                   Information. NMC will give to FFA and FFA’s accountants, counsel and other representatives, full access to all the properties, books, contracts commitments and records of NMC related to the Exchanged Assets and assumed liabilities. NMC will continue to furnish FFA during that period with all of the information concerning the affairs of NMC as FFA may reasonably request.

5.3.                   Maintenance of Books and Records. NMC will maintain its books, accounts and records consistent with its past practices and will make such records available to FFA.

5.4.                   Computers, Programs and Software. It is specifically agreed that all computers and software in use by NMC as of June 17, 2008 shall be transferred to the FFA.

5.5.                   Consents. NMC will use its best efforts to obtain any requisite consents, releases or approvals to the transactions contemplated by this Agreement from any persons or companies whose consents or approvals, in the reasonable opinion of FFA or its counsel, are necessary.

5.6.                    Full Cooperation. NMC will fully cooperate with FFA and its representatives in connection with any steps required to be taken under this Agreement. NMC will instruct its accountants and employees to allow FFA and its representatives full access to any and all work papers and to confer with any and all persons in connection with FFA’s investigation of NMC and its business operations.

5.7.                    Further Acts. NMC shall, at any time after the Closing Date, as hereinafter defined, upon request of FFA, do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers and conveyances, as may be required in conformity with this Agreement for the assigning, transferring, granting, conveying, assuring and confirming to FFA, or to its successors or assigns, all of NMC’s rights, title and interests in and to the Exchanged Assets and the limited liability assumed as set forth herein.

6.	NMC’S REPRESENTATIONS AND WARRANTIES

NMC represents, warrants and covenants to FFA, as follows, which covenants and warranties shall survive the Closing:

6.1.                   Organization and Good Standing. NMC is a Limited Liability Company, duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the power and authority to own and transfer the Exchanged Assets.

6.2.                    Due Execution. NMC has the power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereunder.

6.3.                    No Breach of Existing Agreements. The execution and delivery of this Agreement by NMC, compliance by NMC with the provisions hereof and the consummation of the transactions contemplated herein will not violate or conflict with any provision of the Members Agreement of NMC.

6.4.                    Valid and Binding Obligation. This Agreement and the other Instruments and documents to be delivered by NMC, constitute the valid and binding obligations of NMC enforceable in accordance with their respective terms.

6.5.                    No Litigation and No Liens. No litigation, liens or claims of any nature whatsoever are pending or threatened against NMC affecting its assets and NMC does not know nor has reasonable grounds to know of any basis for any such action.

6.6.                   Government Notices. NMC has received no notice from any federal, state or local government authority advising NMC, its agents or representatives of any violation of any federal or state law or local ordinance relating to the Business or its assets.

6.7.                    Compliance with Law. To the best of NMC and Shareholder’s knowledge, NMC has complied with all of the laws applicable to its operations.

6.8.                    Taxes. NMC has paid all applicable taxes and other claims arising out of the ownership and/or operation of the Business and Exchanged Assets. This representation and warranty shall survive closing.

6.9.                    Financial Information. The financial information and statements provided by NMC to FFA are true and correct and to the best of NMC’s knowledge fairly represent the financial position of the Business and the results of operations and cash flows, and are based upon financial statements prepared in accordance with GAAP standards consistently applied.

6.10.                Employees and Labor Disputes. NMC is not a party to any collective bargaining agreement or employment agreement. NMC has no knowledge of any threatened grievances, arbitrations, suits or unfair labor practices or discrimination arising from or in connection with the employment relationship of any employees employed at the Business. NMC has no knowledge of any violation of applicable federal, state and local laws relating to the employment of labor which will impose any liability on FFA, including, but not limited to, the provisions thereof relative to wages, hours, collective bargaining, and the payment of social security and withholding taxes, and NMC is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

6.11.                No Bankruptcy. No petition in bankruptcy or other insolvency proceeding has been filed by or against NMC, nor has NMC made an assignment for the benefit of creditors.

6.12.                All Records Complete. All lists, accounts and corporate records supplied by NMC to FFA relating to the Business and the Acquired Assets are materially complete and correct and have been maintained in accordance with good business practices and, set forth all material transactions relating to the operation of the Business, including, but not limited to, all sales made, cash or other consideration received and payments made to all suppliers.

6.13.                Events of Breach. In the event NMC breaches any of the representations and warranties set forth in this Paragraph, FFA shall give NMC notice of said breach and three (3) days (the cure period) from the date of said notice to cure said breach. If said breach is not cured during said cure period, FFA shall be entitled to pursue all remedies it may have at law or equity, plus all legal fees, court costs and expenses incurred in enforcing his rights hereunder and in resolving the matter underlying the breach by NMC.

6.14.                All Information. NMC has not omitted to state to FFA any material fact relating to the Business or the Exchanged Assets which may adversely affect the Business or the Exchanged Assets or which is necessary in order to make the specific representations, warranties or covenants made to FFA in this agreement, not misleading.

7.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

The representations, undertakings, warranties and indemnifications made by the parties hereto in this Agreement shall survive the closing hereunder, regardless of any investigation made by any party hereto. However, no representation, undertaking, warranty or indemnity shall survive beyond any applicable statute of limitations.

8.	INDEMNIFICATION

8.1.                Indemnification by NMC. NMC shall indemnify, defend and hold FFA harmless from and against any and all (i) claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, including interest, penalties and reasonable attorneys’ fees, that FFA shall incur or suffer, which arise, result from or relate to any misrepresentation, breach or warranty or nonfulfillment of any covenant, agreement, representation, indemnity or warranty on the part of NMC under this Agreement.

9.	DELIVERY OF DOCUMENTS

9.1.                 Assignment and Assumption of Leases. The Assignment and Assumption of Lease, in substantially the form attached hereto as Exhibit “B”, if any.

10.	EXPENSES

Except as otherwise provided in this Agreement, each party shall bear all expenses incurred on its behalf in connection with this Agreement and the transactions contemplated herein.

11.	ENTIRE AGREEMENT

This Agreement and the Exhibits prepared and attached hereto constitute the entire understanding of the parties. No change, modification or amendment of this agreement shall be valid unless in writing duly signed by the parties. There shall be no representations or warranties binding upon the parties except as are contained and included in this agreement.

12.	VALIDITY

If any provision of this Agreement is construed to be invalid, illegal or unenforceable, the remaining provisions hereof will not be affected and will remain enforceable.

13.	GOVERNING LAW

This Agreement is made under and will be construed and enforced in accordance with the laws of the State of New Jersey.

14.	COUNTERPARTS

This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.	SUCCESSORS AND ASSIGNS

This Agreement will be binding upon and inure to the benefit of the parties, their respective heirs, successors and assigns.

16.	ASSIGNMENT

FFA shall be entitled to assign FFA’s rights under this contract to a corporation in which FFA is a shareholder. Upon such assignment being effectuated, and a copy thereof being transmitted to NMC, the assignment shall be effective.

17.	EFFECTIVE DATE

This Agreement shall have an effective date of June 30, 2009.

IN WITNESS THEREOF, the parties hereto sign or set their hands and/or seals to this agreement as of the dates indicated below:

NMC:
NEW MILLENNIUM CONSULTANTS, LLC

/s/ Gerard Ferro
Gerard Ferro, Majority Member

FFA:

ON BEHALF OF FREE FOR ALL, INC.

/s/ Gerard Ferro
Gerard Ferro, Board Member

/s/ Eric Shugarts
Eric Shugarts, Board member

/s/ Gavin Lentz
Gavin P. Lentz, Board Member

SCHEDULE “A”

LIST OF ASSETS AND LIABILITIES

A.           SCHEDULE OF INTANGIBLE ASSETS EXCHANGED

(Application Approved)
1.	Trademark	#771- 407322	Get Benefit Relief

(Application Pending)
2.	Trademark	#773-96181	Integrity RX

(Application Pending)
3.	Trademark	#773-96784	Get Rx Relief

4.	Common Law Trademark & Domain Name
(No Federal application filed. Common law rights acquired through use, Federal application to be filed by FFA.)

(RX Cut and www.RXCUT.com)

5.	U.S. Copyright on the New Millennium, LLC Business Plan (application pending since 4/29/2008).

6.
Assignment of all Intellectual Property Rights previously assigned to New Millennium Consultants, LLC from Flateye, LLC relating to software and other intellectual property used with the discount prescription cards.  Flateye’s rights were paid for as part of the $12,500 monthly fee paid by New Millennium Consultants, LLC to Flateye, LLC as this was a “work for hire” agreement which required all rights to be transferred to New Millennium Consultants, LLC for no additional consideration.

B.           SCHEDULE OF TANGIBLE ASSETS EXCHANGED

1.           The telephone number of New Millennium Consultants, LLC.

2.           All computers used by New Millennium Consultants, LLC staff.

3.           All data on New Millennium Consultants, LLC services.

4.           All accounts receivable.

5.           All employees and consultants.

6.           All cash on hand.

7.           (All other assets listed in the balance sheet prepared by FFA’s accountant (Larson Allen) attached hereto and made a part hereof.)

C.           SCHEDULE OF LIABILITIES ASSUMED

1.           Flateye consulting contract of $12,500 per month.

2.           Those other liabilities listed on the balance sheet prepared by FFA’s accountant (which are attached hereto and made a part hereof.)

3.           Lease payment obligations in Exhibit “B” hereto.

EXHIBIT “B”

ASSUMPTION OF LEASES
BY FREE FOR ALL, INC.

Free For All, Inc. hereby assumes from New Millennium Consultants, L LC the Dell equipment leases dated April 7, 2008 at a rate of $762.31 per month and May 20, 2009 at a rate of $685.85 per month.  (Copies of both leases are incorporated herein by reference.)  New Millennium Consultants, LLC shall have no further liability under these leases.
Free For All, Inc. is not assuming any other leases.

Date: October 1, 2009	/s/ Gerard Ferro
Gerard Ferro, Board Member
Free For All, Inc.

Date: October 1, 2009	/s/ Gavin Bentz
Gavin P. Lentz, Board Member
Free For All, Inc.

Date: October 1, 2009	/s/ Eric Shugarts
Eric Shugarts, Board Member
Free For All, Inc.